Exhibit 16.1

February 19, 2021

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of Bel Fuse Inc.'s (the "Company") Form 8-K dated February 19, 2021, and have the following comments:

1.  We agree with the statements made in the first through fourth paragraphs regarding the dismissal of Deloitte & Touche LLP as the Company's Independent Registered Public Accounting Firm.

2.  We have no basis on which to agree or disagree with the statements made in the fifth and sixth paragraphs regarding the appointment of Grant Thornton LLP as the Company's New Independent Registered Public Accounting Firm.

Yours truly,

/s/ Deloitte & Touche LLP